EXHIBIT 99.1

                         [SERVOTRONICS, INC. LETTERHEAD]
March 30, 2007      SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                          YEAR END INCOME AND REVENUES

     Elma,  NY --  Servotronics,  Inc.  (Amex  - SVT)  reported  net  income  of
$1,096,000 (or $0.55 per share basic, $0.51 per share diluted) on revenues of $24,548,000 for the fiscal year ended December 31, 2006. Net income and revenues for the fiscal year ended December 31, 2005 were $1,363,000 (or $0.66 per share basic, $0.64 per share diluted) and $22,895,000 respectively. The $267,000 decrease in 2006 net income can generally be more than accounted for by the
$445,000 year to year after tax decrease in other income not attributable to operations.
     The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
     The Company's ATG benefited by an over 8% growth in the Aerospace industry during 2006 and the results of new product developments, new applications and expanded marketing activities. The Aerospace Industries Association is forecasting continuing Aerospace industry growth in 2007. The civil aircraft sector of the industry is particularly strong as evidenced by the record number of new orders for commercial airliners. A significant number of the Company's proprietary ATG products have been designed, developed and are in production for use in this strong segment of the Aerospace industry. The ATG's products are also used in military applications such as control systems for aircraft, helicopters and main battle tanks. Recently the Company expanded its markets to include certain segments of the medical and industrial industries. The Company will be participating in the forthcoming Paris Air Show, scheduled for June 18 to 24, 2007.
     The Company's CPG has recently received two significant contracts for CPG developed products for the military. These contracts amount to approximately $4,000,000 and have schedules that start product deliveries in 2007 and continue into 2008. The contracts are the result of the CPG's internal development of new products for use in specific U.S. Military applications and requirements.
     The Company and the CPG were particularly honored and recognized during the past nine months when Nick Trbovich, Jr., Executive Vice President of Servotronics, Inc., accepted three prestigious awards on behalf of the Company's subsidiary, The Ontario Knife Company (OKC), for superb performance in support of the U.S. Military. The first award is the GOLD AWARD from the Defense Supply Center, Columbus, Ohio for being one of the U.S. Government's best suppliers. It was the second year in a row that OKC received this award by demonstrating excellent quality and on-time deliveries. The second award is THE 2006 INNOVATIVE BUSINESS PERFORMER OF THE YEAR AWARD FOR SMALL BUSINESS from the Defense Logistics Agency for superior responsiveness and performance. The third and most recently received award is THE 2006 ARMY AVIATION MATERIAL READINESS AWARD from the Army Aviation Association of America. This Small Business Award recognizes OKC's superior development efforts and the fielding of the Air Crew Survival Egress Knife (ASEK) for the Combat Aviation Brigade 3D Infantry Division. The trade journal Knife World, who reported on the receipt of these awards, quoted the Award citation when stating that this CPG developed knife provides Brigade Aircrews with "confidence in their increased ability to successfully exit an aircraft under dire conditions." These awards are continuing testimonials to the CPG's success in designing, developing and manufacturing innovative cutlery products in support of the U.S. Military.
                           FORWARD-LOOKING STATEMENTS
Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.